
                             EXHIBIT 11.0

                      CONTROL DATA SYSTEMS, INC.
               Computation of Earnings Per Common Share
            (Dollars in thousands, except per share data)

                                             Three Months Ended
                                          March 31,      April 2,
                                             1995          1994
  Net earnings applicable to
    common shares:
      Net earnings                      $     2,199  $     1,359

  Primary:
    Shares for common and common share
    equivalent earnings per share (1):
      Weighted average number of
        common shares outstanding        13,237,390    13,680,519
      Dilutive effect of outstanding
        stock options and warrants                -       105,578

                                         13,237,390    13,786,097

  Net earnings per common share
    and common share equivalents        $      0.17   $      0.10

  Fully Diluted:
    Shares for common and common share
    equivalent earnings per share (2):
      Weighted average number of
        common shares outstanding        13,237,390    13,680,519
      Dilutive effect of outstanding
        stock options and warrants                -       112,755

                                         13,237,390    13,793,274

  Net earnings per common share
    and common share equivalents        $      0.17   $      0.10

  (1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

  (2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.